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                                                                   EXHIBIT 10.20

                               GUIDANT CORPORATION

                           1998 STOCK PLAN, AS AMENDED

         The Guidant Corporation 1998 Stock Plan, as amended, ("1998 Plan") authorizes the Management Development and Compensation Committee ("Committee") of the Board of Directors of Guidant Corporation to provide employees and consultants of Guidant Corporation and its subsidiaries with certain rights to acquire shares of Guidant Corporation common stock ("Guidant Stock"). The Company believes that this incentive program will benefit the Company's shareholders by allowing the Company to attract, motivate, and retain employees and consultants and by causing employees and consultants, through stock-based incentives, to contribute materially to the growth and success of the Company. For purposes of the 1998 Plan, the term "Company" shall mean Guidant Corporation and its subsidiaries, unless the context requires otherwise.

1. ADMINISTRATION.

         The 1998 Plan shall be administered and interpreted by the Committee consisting of not less than three persons appointed by the Board of Directors of the Company from among its members. A person may serve on the Committee only if he or she (i) is a nonemployee director as defined in Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) satisfies the requirements of an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee shall determine the fair market value of Guidant Stock for purposes of the 1998 Plan. The Committee may, subject to the provisions of the 1998 Plan, from time to time establish such rules and regulations as it deems appropriate for the proper administration of the Plan. The Committee's decisions shall be final, conclusive, and binding with respect to the interpretation and administration of the 1998 Plan and any Grant made under it. Except to the extent expressly prohibited by the 1998 Plan or applicable law, the Committee may delegate to one or more of its members, or to one or more agents, such responsibility or duties as it deems desirable.

2. GRANTS.

         Incentives under the 1998 Plan shall consist of incentive stock options, nonqualified stock options, performance awards, and restricted stock grants (collectively, "Grants"). All Grants shall be subject to the terms and conditions set out herein and to such other terms and conditions which are not inconsistent with the 1998 Plan as the Committee deems appropriate. The Committee shall approve the form and provisions of each Grant. Grants under a particular section of the 1998 Plan need not be uniform and Grants under two or more sections may be combined in one instrument.

3. ELIGIBILITY FOR GRANTS.

         Grants may be made to any employee (including any officer) or consultant of the Company ("Eligible Person"). The Committee shall select the persons to receive Grants ("Grantees") from among the Eligible Persons and determine the number of shares subject to any particular Grant.

4. SHARES AVAILABLE FOR GRANT.

         (a) Shares Subject to Issuance or Transfer. Subject to adjustment as provided in Section 4(b), the aggregate number of shares of Guidant Stock that may be issued or transferred under the 1998 Plan is





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22,500,000(1); provided, however, that the aggregate number of such shares that may be issued or transferred as Restricted Stock Grants under the 1998 Plan is 5,000,000. The shares may be authorized but unissued shares or treasury shares. The number of shares available for Grants at any given time shall be 22,500,000 (5,000,000 in the case of Restricted Stock Grants), reduced by the aggregate of all shares previously issued or transferred and of shares which may become subject to issuance or transfer under then-outstanding Grants. Payment in cash in lieu of shares shall be deemed to be an issuance of the shares for purposes of determining the number of shares available for Grants under the 1998 Plan as a whole or to any individual Grantee.

         (b) Adjustment Provisions. If any subdivision or combination of shares of Guidant Stock or any stock dividend, reorganization, recapitalization, or consolidation or merger with Guidant Corporation as the surviving corporation occurs, or if additional shares or new or different shares or other securities of the Company or any other issuer are distributed with respect to the shares of Guidant Stock through a spin-off, exchange offer, or other extraordinary distribution, the Committee shall make such adjustments as it determines appropriate in the number of shares of Guidant Stock that may be issued or transferred in the future under Sections 4(a), 5(f) and 6(f). The Committee shall also adjust as it determines appropriate the number of shares and Option Price in outstanding Grants made before the event.

5. STOCK OPTIONS.

         The Committee may grant options qualifying as incentive stock options under the Code ("Incentive Stock Options"), and nonqualified options (collectively, "Stock Options"). The following provisions are applicable to Stock Options:

            (a) Option Price. The Committee shall determine the price at which Guidant Stock may be purchased by the Grantee under a Stock Option ("Option Price") which, except in the case of substitute grants as described in Section 11(b), shall be not less than the fair market value of Guidant Stock on the date the Stock Option is granted (the "Grant Date"). In the Committee's discretion, the Grant Date of a Stock Option may be established as the date on which Committee action approving the Stock Option is taken or any later date specified by the Committee.

            (b) Option Exercise Period. The Committee shall determine the option exercise period of each Stock Option. The period shall not exceed ten years from the Grant Date.

            (c) Exercise of Option. A Grantee may exercise a Stock Option by delivering a notice of exercise to the Company or its representative as designated by the Committee, either with or without accompanying payment of the Option Price. The notice of exercise, once delivered, shall be irrevocable.

            (d) Satisfaction of Option Price. The Grantee shall pay or cause to be paid the Option Price in cash, or with the Committee's permission, by delivering shares of Guidant Stock already owned by the Grantee and having a fair market value on the date of exercise equal to the Option Price, or a combination of cash and shares. In addition, the Committee may permit the exercise of an option by delivery of written notice, subject to the Company's receipt of a third-party payment in full in cash for the Option Price prior to the issuance of shares of Guidant Stock, in the manner and subject to the procedures as may be established by the Committee. Unless the Committee establishes a shorter period which is set forth in the Stock Option, the Grantee shall pay the Option Price not later than 30 days after the date of a statement from the Company following




--------
(1) Numbers presented are as originally authorized and do not reflect the subsequent adjustments made pursuant to Section 4(b) for stock splits and similar events.


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         exercise setting forth the Option Price, fair market value of Guidant
         Stock on the exercise date, the number of shares of Guidant Stock that may be delivered in payment of the Option Price, and the amount of withholding tax due, if any. If the Grantee fails to pay the Option Price within the specified period, the Committee shall have the right to take whatever action it deems appropriate, including voiding the option exercise. The Company shall not issue or transfer shares of Guidant Stock upon exercise of a Stock Option until the Option Price and any required withholding tax are fully paid.

            (e) Share Withholding. With respect to any nonqualified option, the Committee may, in its discretion and subject to such rules as the Committee may adopt, permit or require the Grantee to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the exercise of the nonqualified option by having the Company withhold shares of Guidant Stock having a fair market value equal to the amount of the withholding tax.

            (f) Limits on Individual Grants. No individual Grantee may be granted Stock Options under the 1998 Plan for more than 700,000 shares of Guidant Stock during any one calendar year.

            (g) Limits on Incentive Stock Options. The aggregate fair market value of the stock covered by Incentive Stock Options granted under the 1998 Plan or any other stock option plan of the Company or any subsidiary or parent of the Company that become exercisable for the first time by any employee in any calendar year shall not exceed $100,000. The aggregate fair market value will be determined at the Grant Date. An Incentive Stock Option shall not be granted to any Eligible Person who, on the Grant Date, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary or parent of the Company.

6. PERFORMANCE AWARDS.

         The Committee may grant Performance Awards which shall be denominated at the time of grant either in shares of Guidant Stock ("Stock Performance Awards") or in dollar amounts ("Dollar Performance Awards"). Payment under a Stock Performance Award or a Dollar Performance Award shall be made, at the discretion of the Committee, in shares of Guidant Stock ("Performance Shares"), or in cash or in any combination thereof, if the financial performance of the Company or any subsidiary, division, or other unit of the Company ("Business Unit") selected by the Committee meets certain financial goals established by the Committee for the Award Period (as defined below). Performance Awards may be granted by the Committee in a manner designed to qualify for exemption under
Section 162(m) of the Code ("Section 162(m) Awards") or in a manner that is not intended to so qualify. The following provisions are applicable to Performance
Awards:

            (a) Award Period. The Committee shall determine and include in the Grant the period of time (which shall be four or more consecutive fiscal quarters) for which a Performance Award is made ("Award Period"). Grants of Performance Awards need not be uniform with respect to the length of the Award Period. Award Periods for different Grants may overlap. A Performance Award may not be granted for a given Award Period after one half (1/2) or more of such period has elapsed, except as provided in Section 6(g).

            (b) Performance Criteria and Payment. Before a Grant is made, the Committee shall establish objectives with respect to designated business performance criteria ("Performance Criteria") that must be met by the Business Unit during the Award Period as a condition to payment being made under the Performance Award. The Performance Criteria and the applicable goals with respect to such criteria shall be set out in the Grant. In the case of Section 162(m) Awards, the Performance


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         Criteria shall be limited to earnings per share, return on assets, return on shareholders' equity, divisional income, net income, total shareholder return, stock price goals, cash flow, operating earnings, return on capital, or economic value added, in each case as may be applied on an absolute or relative to peer group basis. In the case of non-Section 162(m) Awards, the Performance Criteria may include any of the foregoing or any other financial measurement established by the Committee. The Committee shall also set forth in the Grant the number of Performance Shares or the amount of payment to be made under a Performance Award if the Performance Criteria are met or exceeded, including the fixing of a maximum payment, subject to Section 6(f).

            (c) Computation of Payment. After an Award Period, the financial performance of the Business Unit during the period shall be measured against the Performance Criteria. If the Performance Criteria are not met, no payment shall be made under a Performance Award. If the Performance Criteria are met or exceeded, the Committee shall certify that fact in writing prior to payment of the Performance Award and shall determine the number of Performance Shares or the amount of payment to be made under a Performance Award in accordance with the Grant for each Grantee. The Committee, in its sole discretion, may elect to pay part or all of the Performance Award in cash in lieu of issuing or transferring Performance Shares. The cash payment shall be based on the fair market value of Guidant Stock on the date of payment. The Company shall promptly notify each Grantee of the number of Performance Shares and the amount of cash, if any, he or she is to receive.

            (d) Revisions for Significant Events. At any time before payment is made, the Committee may revise the Performance Criteria and the computation of payment if unforeseen events occur during an Award Period which have a substantial effect on the Performance Criteria and which in the sole discretion of the Committee make the application of the Performance Criteria unfair unless a revision is made; provided, however, that any such revision that would result in an increase in the amount payable under Section 162(m) Awards shall be made only on a non-discretionary basis upon the occurrence of objective events specified in the Grant.

            (e) Requirement of Employment. To be entitled to receive payment under a Performance Award, a Grantee who is an employee of the Company must remain in the employment of the Company through the date of the award payment, except that the Committee may provide for partial or complete exceptions to this requirement as it deems equitable in its sole discretion.

            (f) Maximum Payment. In case of a Performance Award that is designated as a Section 162(m) Award, no individual may receive Performance Award payments in respect of Stock Performance Awards in excess of 30,000 shares of Guidant Stock in any calendar year or payments in respect of Dollar Performance Awards in excess of $2,000,000 in any calendar year. For purposes of determining the maximum payment under this subsection, payment in cash of all or part of a Stock Performance Award will be deemed an issuance of the number of shares with respect to which such cash payment is made. No individual may receive both a Stock Performance Award and a Dollar Performance Award for the same Award Period.

            (g) Section 162(m) Requirements. In the case of a Performance Award that is designated as a Section 162(m) Award, the Committee shall make all determinations necessary to establish the Performance Award within 90 days of the beginning of the Award Period, including, without limitation, the designation of the Participants to whom Performance Awards are made, the Performance Criteria applicable to the Grant and the performance goals that relate to such criteria, and the dollar amounts or number of shares of Guidant Stock payable upon achieving the applicable performance goals. As and to the extent required by Section 162(m) of the Code, the


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         terms of a Section 162(m) Award must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the Performance Award and must preclude discretion to increase the amount of compensation payable under the Performance Award.

7. RESTRICTED STOCK GRANTS.

            The Committee may issue or transfer shares of Guidant Stock to a Grantee under a Restricted Stock Grant. Upon the issuance or transfer, the Grantee shall be entitled to vote the shares and to receive any dividends paid. The following provisions are applicable to Restricted Stock Grants:

            (a) Requirement of Employment. If the employment of a Grantee who is an employee of the Company terminates during the period designated in the Grant as the "Restriction Period," the Restricted Stock Grant terminates and the shares of Guidant Stock must be returned immediately to the Company. However, the Committee may provide for partial or complete exceptions to this requirement as it deems equitable.

            (b) Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the shares of Guidant Stock except to a Successor Grantee under Section 11(a). Each certificate for shares issued or transferred under a Restricted Stock Grant shall contain a restricted legend or be held in escrow by the Company until the expiration of the Restriction Period.

            (c) Lapse of Restrictions. All restrictions imposed under the Restricted Stock Grant shall lapse (i) upon the expiration of the Restriction Period if all conditions, including those stated in Sections 7(a) and (b) have been met or (ii) as provided under Section 9(a)(ii). The Grantee shall then be entitled to delivery of the certificate.

8. AMENDMENT AND TERMINATION OF THE 1998 PLAN.

            (a) Amendment. The Board may at any time and from time to time and in any respect, amend or modify the Plan; provided, however, that no amendment or modification of the 1998 Plan shall be effective without the consent of the Company's shareholders that would: (i) change the class of Eligible Persons under the 1998 Plan, (ii) increase the number of shares of Guidant Stock available for Grants or for Restricted Stock Grants, as provided in Section 4(a), (iii) allow the grant of Stock Options at an exercise price below fair market value, or (iv) allow the re-pricing of Stock Options. In addition, the Board may seek the approval of any amendment or modification by the Company's shareholders to the extent it deems necessary or advisable in its sole discretion for purposes of compliance with Section 162(m) or Section 422 of the Code, the listing requirements of the New York Stock Exchange or for any other purpose. No amendment or modification of the 1998 Plan shall in any manner affect any outstanding Grant without the consent of the Grantee or the permitted transferee of the Grant.

            (b) Termination of 1998 Plan. The 1998 Plan shall terminate on May 31, 2007, unless terminated earlier by the Board or unless extended by the Board.

            (c) Termination and Amendment of Outstanding Grants. A termination or amendment of the 1998 Plan that occurs after a Grant is made shall not result in the termination or amendment of the Grant unless the Grantee consents or unless the Committee acts under Section 11(e). The termination of the 1998 Plan shall not impair the power and authority of the Committee with respect to outstanding Grants. Whether or not the 1998 Plan has terminated, an outstanding Grant may be terminated or amended under Section 11(e) or may be amended (i) by agreement of the Company and the Grantee consistent with the


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1998 Plan or (ii) by action of the Committee provided that the amendment is consistent with the 1998 Plan and is found by the Committee not to materially impair the rights of the Grantee under the Grant.

9. CHANGE OF CONTROL.

            (a) Effect on Grants. Unless the Committee shall otherwise expressly provide in the agreement relating to a Grant, upon the occurrence of a Change of Control (as defined below):

            (i) In the case of Stock Options, each outstanding Stock Option that is not then fully exercisable shall automatically become fully exercisable;

            (ii) The Restriction Period on all outstanding Restricted Stock Grants shall automatically expire and all restrictions imposed under such Restricted Stock Grants shall immediately lapse; and

            (iii) Each Grantee of a Performance Award for an Award Period that has not been completed at the time of the Change of Control shall be deemed to have earned a Performance Award equal to such Grantee's maximum award opportunity during such Award Period for such Performance Award.

            (b) Change of Control. For purposes of the 1998 Plan, a Change of Control shall mean the happening of any of the following events:

            (i) The acquisition by any "person," as that term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (A) the Company, (B) any subsidiary of the Company, (C) any employee or directors' benefit plan or stock plan of the Company or a subsidiary of the Company, or any trustee or fiduciary with respect to any such plan when acting in that capacity, or (D) any person who acquires such shares pursuant to a transaction or series of transactions approved prior to such transaction(s) by the Board of Directors of the Company) of "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of 20% or more of the shares of the Company's capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of the Company (or which would have such voting power but for the application of the Indiana Control Share Statute) (Voting Stock);

            (ii) the first day on which less than two-thirds of the total membership of the Board of Directors of the Company shall be Continuing Directors (as that term is defined in Article 6(f) of the Company's Articles of Incorporation;

            (iii) approval by the shareholders of the Company of a merger, share exchange, or consolidation of the Company (a "Transaction"), other than a Transaction which would result in the Voting Stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the Voting Stock of the Company or such surviving entity immediately after such Transaction; or

            (iv) approval by the shareholders of the Company of a complete liquidation of the Company or a sale or disposition of all or substantially all the assets of the Company.


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10. ELIGIBLE PERSONS RESIDENT OUTSIDE THE UNITED STATES.

         The following provisions shall apply to each Eligible Person who is resident outside the United States:

            (a) Determination of Eligible Locations. The Committee shall determine whether it is feasible or desirable under local law, custom and practice to make Grants at each location outside the United States. In making this determination as of any Grant Date, the Committee may differentiate among classes of individuals (including expatriates, third country nationals or international assignees) and locations within a particular country.

            (b) Special Terms Applicable to Grants. In order to facilitate the making of Grants under this Section 10, the Committee may provide for such special terms for Grants to Grantees who are foreign nationals or who are employed outside the United States as the Committee may consider necessary or desirable to accommodate differences in local law, policy or custom, or to take advantage of special tax or social insurance regimes applicable in a particular jurisdiction. The Committee may approve such supplements, restatements or alternate versions of the Plan as it may consider necessary or desirable for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose. Without limiting the generality of the foregoing, the Committee may adopt special sub-plans applicable to individuals in particular jurisdictions (e.g., French or U.K. qualified plans), may provide for accelerated vesting with restrictions on the shares received under a Grant, and may condition Grants on acknowledgments or agreements by Grantees tailored to local law.

            (c) No Acquired Rights. Nothing in the 1998 Plan or in this Section 10 shall confer upon any individual in any country the right to receive (or to continue to receive) any Grant, any form of Grant or to receive any benefit in lieu of a Grant hereunder, nor to have any special tax treatment apply to any Grant.

11. GENERAL PROVISIONS.

            (a) Transfer of Grants. Only a Grantee or his or her authorized legal representative or valid transferee may exercise rights under a Grant. Such persons may not transfer those rights. Except as set forth below, the rights under a Grant may not be disposed of by transfer, alienation, pledge, encumbrance, assignment, or any other means, whether voluntary, involuntary, or by operation of law, and any such attempted disposition shall be void. Notwithstanding the foregoing and solely to the extent permitted by the Committee in an agreement relating to a Grant, rights under a Grant (other than pursuant to an Incentive Stock Option) may be transferred to members of a Grantee's immediate family, charitable institutions, or trusts or partnership whose beneficiaries are any of the foregoing, or to such other persons or entities as may be approved by the Committee, in each case subject to the condition that the Committee be satisfied that such transfer is being made for estate or tax planning purposes or for donative purposes without consideration being received therefor. In addition, when a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee may exercise the rights. A successor to the rights under a Grant pursuant to the foregoing ("Successor Grantee") must furnish proof satisfactory to the Company of his or her right to receive the Grant, whether as a result of a transfer from the Grantee, under the Grantees will or under the applicable laws of descent and distribution.

            (b) Substitute Grants. The Committee may make a Grant to an employee of another corporation who becomes an Eligible Person by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a stock option, performance award, or restricted stock grant granted by such other corporation ("Substituted Stock


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Incentive"). The terms and conditions of the substitute Grant may vary from the terms and conditions required by the 1998 Plan and from those of the Substituted Stock Incentives. The Committee shall prescribe the exact provisions of the substitute Grants, preserving to the extent the Committee deems practical the provisions of the Substituted Stock Incentives. The Committee shall also determine the number of shares of Guidant Stock to be taken into account under
Section 4.

         (c) Subsidiaries. The term "subsidiary" means a corporation of which Guidant owns directly or indirectly 50% or more of the voting power.

         (d) Fractional Shares. Fractional shares shall not be issued or transferred under a Grant, but the Committee may pay cash in lieu of a fraction or round the fraction.

         (e) Compliance with Law. The 1998 Plan, the exercise of Grants, and the obligations of the Company to issue or transfer shares of Guidant Stock under Grants shall be subject to all applicable laws and regulations and to approvals by any governmental or regulatory agency as may be required. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory law or governmental regulation. The Committee may also adopt rules regarding the withholding of taxes on payment to Grantees.

         (f) Ownership of Stock. A Grantee or Successor Grantee shall have no rights as a stockholder of the Company with respect to any shares of Guidant Stock covered by a Grant until the shares are issued or transferred to the Grantee or Successor Grantee on the Company's books.

         (g) No Right to Employment. The 1998 Plan and the Grants under it shall not confer upon any Grantee the right to continue in the employment of the Company or affect in any way the right of the Company to terminate the employment of a Grantee at any time, with or without notice or cause.

         (h) Foreign Jurisdictions. The Committee may adopt, amend, and terminate such arrangements, not inconsistent with the intent of the 1998 Plan, as it may deem necessary or desirable to make available tax or other benefits of the laws of foreign jurisdictions to Grantees who are subject to such laws.

         (i) Governing Law. The 1998 Plan and all Grants made under it shall be governed by and interpreted in accordance with the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable Indiana conflict-of-laws principles.

         (j) Effective Date of the 1998 Plan. The 1998 Plan shall become effective upon approval by the Company's shareholders.



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